Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A of our report dated April 04, 2022, with respect to our audit on the financial statements of StartEngine Collectibles Fund I, LLC, as of and for the period ended December 31, 2021, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Certified Public Accountants

Lakewood, CO

July 25, 2022